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                                                                    Exhibit 10.1

                          MASTER SEPARATION AGREEMENT

         This Master Separation Agreement (this "Agreement"), dated ______________, 2003, is by and among Whiting Petroleum Corporation, a Delaware corporation ("WPC"), Whiting Oil and Gas Corporation, a Delaware corporation ("Whiting"), Alliant Energy Corporation, a Wisconsin corporation ("Alliant Energy"), and Alliant Energy Resources, Inc., a Wisconsin corporation ("Resources").

                                    RECITALS

         WHEREAS, Resources owns 1,000 shares of common stock, par value $1.00 per share, of Whiting (the "Whiting Common Stock"), such stock being all of the issued and outstanding capital stock of Whiting;

         WHEREAS, Resources desires to transfer all of the Whiting Common Stock to WPC in exchange for (i) the issuance by WPC to Resources of _______________ shares of Common Stock, par value $0.001 per share, of WPC (the "WPC Common Stock"), which will constitute all of the issued and outstanding capital stock of WPC upon issuance, (ii) the issuance by WPC to Resources of a promissory note in the principal amount of $___________, (iii) the execution of a Tax Separation and Indemnification Agreement in the form attached hereto as Exhibit A (the "Tax Separation and Indemnification Agreement") and (iv) the other consideration described in this Agreement (such transactions are referred to herein as the "Exchange"), and WPC desires to effect the Exchange;

         WHEREAS, Resources and WPC desire the exchange to be treated, for tax purposes only, as the sale by Whiting of all its assets to WPC followed by Whiting's liquidation, pursuant to an election by Resources and WPC under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the corresponding provisions under state, local and foreign law;

         WHEREAS, prior to the execution of this Agreement, Alliant Energy, Resources, WPC and Whiting have entered into a purchase agreement, dated as of ___________, 2003, with the underwriters named therein (the "Purchase Agreement") providing for the binding obligation by Resources to sell __________ shares of WPC Common Stock in an underwritten public offering (the "IPO"), and providing to the underwriters an option to purchase up to an additional __________ shares of WPC Common Stock from Resources; and

         WHEREAS, WPC, Whiting, Alliant Energy and Resources desire to enter into this Agreement to set forth their agreement regarding certain corporate governance matters and certain other matters with respect to the ongoing relationship between WPC, Whiting, Alliant Energy and Resources after the IPO.

         NOW THEREFORE, in consideration of the representations, warranties and covenants of the parties contained herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Article I
                         REPRESENTATIONS AND WARRANTIES

     Section 1.1 Representations of Alliant Energy and Resources. Alliant Energy and Resources hereby represent and warrant to WPC and Whiting that:

           (a) The Whiting Common Stock is lawfully owned of record by Resources and beneficially owned by Alliant Energy.

           (b) Alliant Energy and Resources have full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Whiting Common Stock hereunder.

           (c) The delivery of the Whiting Common Stock to WPC pursuant to this Agreement will transfer to WPC valid title to the Whiting Common Stock, free and clear of all liens, encumbrances, restrictions and claims of every kind.

           (d) The execution, delivery and performance by Alliant Energy and Resources of this Agreement have been duly authorized by all necessary corporate action.

           (e) This Agreement has been duly executed and delivered by Alliant Energy and Resources and, assuming the due authorization, execution and delivery of this Agreement by WPC and Whiting, represents a valid and binding obligation of Alliant Energy and Resources, enforceable against Alliant Energy and Resources in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to general equitable principles.

     Section 1.2 Representations of WPC. WPC hereby represents and warrants to Alliant Energy and Resources that:

           (a) Upon the issuance of the WPC Common Stock to Resources pursuant to this Agreement, the WPC Common Stock shall constitute all of the issued and outstanding capital stock of WPC.

           (b) WPC has full legal right, power and authority to enter into this Agreement and to issue the WPC Common Stock hereunder.

           (c) The delivery of the WPC Common Stock to Resources pursuant to this Agreement will transfer to Resources valid title to the WPC Common Stock, free and clear of all liens, encumbrances, restrictions and claims of every kind.

           (d) The execution, delivery and performance by WPC of this Agreement have been duly authorized by all necessary corporate action.

           (e) This Agreement has been duly executed and delivered by WPC and, assuming the due authorization, execution and delivery of this Agreement by Alliant Energy, Resources and Whiting, represents a valid and binding obligation of WPC, enforceable against WPC in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to general equitable principles.

                                       -2-

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           (f)   WPC is acquiring the Whiting Common Stock for investment and not with a view toward distribution in violation of any applicable securities laws.

           (g) WPC hereby represents that it has no present plan or intention to (i) enter into any transaction a significant purpose of which is to reduce the amount of tax benefits otherwise payable to Resources under the Tax Separation and Indemnification Agreement, (ii) enter into any transaction which may result in the disqualification or invalidation of the Section 338(h)(10) Election (as that term is defined in the Tax Separation and Indemnification Agreement), which transactions include but are not limited to the merger, liquidation, conversion or other corporate transactions involving Whiting which may result in the Internal Revenue Service (or other applicable tax authority, as the case may be) disqualifying or invalidating any Section 338(h)(10) Election, or (iii) sell, distribute or otherwise dispose of any assets of WPC (including the stock of Whiting acquired pursuant to this Agreement) or Whiting other than assets disposed of by Whiting in the ordinary course of business.

           (h) WPC has not engaged in any business or activities other than such actions as are necessary to prepare and execute the documents and take actions necessary or desirable for the IPO.

     Section 1.3 Representations of Whiting. Whiting hereby represents and warrants to Alliant Energy and Resources that:

           (a) The Whiting Common Stock constitutes all of the issued and outstanding capital stock of Whiting.

           (b) The execution, delivery and performance by Whiting of this Agreement have been duly authorized by all necessary corporate action.

           (c) This Agreement has been duly executed and delivered by Whiting and, assuming the due authorization, execution and delivery of this Agreement by Alliant Energy, Resources and WPC, represents a valid and binding obligation of Whiting, enforceable against Whiting in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to general equitable principles.

                                   Article II
                                  The Exchange

     Section 2.1 Exchange of Stock. Effective as of immediately prior to the closing of the IPO, Resources will sell, assign, transfer and convey to WPC all of the Whiting Common Stock. In consideration of, and effective concurrently with such transfer, WPC will (a) issue to Resources all of the WPC Common Stock,
(b) issue to Resources a promissory note in the aggregate principal amount of $____________ in the form attached hereto as Exhibit B (the "Note"), and (c) deliver the executed Tax Separation and Indemnification Agreement .

     Section 2.2 Deliveries. Effective immediately prior to the closing of the IPO, (a) Resources will deliver to WPC stock certificates in proper form for transfer representing the Whiting Common Stock, duly endorsed in blank or accompanied by appropriate stock powers

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executed by Resources, (b) WPC will deliver to Resources stock certificates in proper form for transfer representing the WPC Common Stock and (c) WPC will deliver to Resources the Note.

                                   Article III
                      IPO AND corporate GOVERNANCE MATTERS

     Section 3.1 Actions Prior to IPO.

           (a) Until such time as WPC issues stock and any such stock is registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and trades on a public market, WPC will not engage in any business other than taking such actions as are necessary or desirable to effect the IPO.

           (b) Prior to the closing of the IPO or the earlier termination of the Purchase Agreement, Resources shall not be entitled to vote the WPC Common Stock or to receive dividends in respect thereof.

     Section 3.2 Board of Directors.

           (a) In connection with any election of directors of WPC or Whiting, as the case may be, so long as Alliant Energy beneficially own shares of WPC Common Stock representing at least 10% of the outstanding shares of WPC Common Stock, Alliant Energy shall have the right to designate and WPC and Whiting shall cause the nomination of such number of directors of WPC and Whiting, respectively, such that after such election (assuming all such Alliant Energy designees are elected to the Board of Directors), the number of directors to be designated by Alliant Energy will be equal to the product (rounded up to the nearest whole number) of (i) the percentage of the voting power of the outstanding shares of WPC Common Stock beneficially owned by Alliant Energy multiplied by (ii) the total number of members of WPC's Board of Directors or Whiting's Board of Directors, as the case may be; provided that in no event shall the number of directors designated by Alliant Energy pursuant to this provision constitute (1) more than 50% of the members of WPC's Board of Directors or Whiting's Board of Directors or (2) less than one member of WPC's Board of Directors or Whiting's Board of Directors. If a vacancy occurs or exists on the WPC or Whiting Board of Directors at any time, including but not limited to a vacancy because of the death, disability, retirement, resignation or removal of any director for cause or otherwise, and the vacant position was held by a director designated by Alliant Energy, then Alliant Energy shall have the sole right to designate an individual to fill such vacancy and, subject to the fiduciary duties of directors, the WPC Board of Directors or the Whiting Board of Directors, as the case may be, shall elect such nominee to fill such vacancy. To the extent permitted by law, WPC shall use its reasonable best efforts to solicit from the stockholders of WPC eligible to vote for the election of directors proxies in favor of the nominees designated by WPC's Board of Directors in accordance with this Section 3.2(a). WPC shall vote its shares of Whiting Common Stock in favor of the nominees designated by Whiting's Board of Directors in accordance with this Section 3.2(a).

           (b) If at any time the total number of directors of WPC or Whiting is increased or decreased, then the number of directors that Alliant Energy shall have the right to designate pursuant to Section 3.2(a) shall as promptly as practicable be increased or decreased so that the adjusted ratio of directors designated by Alliant Energy to the total number of directors is not less

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than the ratio of directors designated by Alliant Energy (determined immediately prior to such increase or decrease in accordance with the provisions of Section 3.2(a)) to the total number of directors of WPC or Whiting, as the case may be, immediately prior to such increase or decrease, as the case may be (the
"Ratio"). In such event, Alliant Energy and WPC and/or Whiting, as the case may be, shall take such steps consistent with the provisions of Section 3.2(a) to effectuate such increase or decrease of directors designated by Alliant Energy in relation to the Ratio as rapidly as reasonably possible.

           (c) If the number of Alliant Energy designees serving on the WPC Board of Directors or Whiting Board of Directors shall at any time exceed the number of Alliant Energy designees determined pursuant to Sections 3.2(a) and 3.2(b) (such difference being called the "Excess Director Number"), then Alliant Energy shall cause a number of Alliant Energy designees equal to the Excess Director Number to promptly resign from the WPC Board of Directors or Whiting Board of Directors.

     Section 3.3 Definition of Covered Action. For purposes of this Agreement, a "Covered Action" shall mean any of the following actions:

           (a) The issuance by WPC or Whiting of equity securities or securities convertible into, exchangeable for, or options or rights to acquire any equity securities of WPC (except for securities issued pursuant to any of WPC's or Whiting's employee stock option or employee benefits plans);

           (b) The declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of WPC's capital stock;

           (c) The direct or indirect redemption, repurchase or other acquisition by WPC of any of its capital stock;

           (d) Any merger or consolidation of WPC or Whiting with or into any person or the consummation of a similar business combination, transaction or series of transactions;

           (e)   Any amendment to WPC's certificate of incorporation or by-laws;

           (f) The taking of any action, or recommending to WPC's stockholders any action that would impose any limitation on the rights of a stockholder of WPC or that would deny any benefit to a stockholder of WPC proportionately as a holder of WPC Common Stock that is made available to other holders of WPC Common Stock;

           (g) The adoption by WPC of a stockholder rights plan, a "poison pill" plan or similar plan; or

           (h) The adoption of a plan of complete or partial liquidation, dissolution or winding-up of the business of WPC or Whiting.

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       Section 3.4 Corporate Action Regarding Covered Actions.

             (a) So long as Alliant Energy beneficially owns 10% or more of the WPC Common Stock, WPC and Whiting agree not to take, or enter into any agreement in writing or otherwise to take, a Covered Action unless such Covered Action has been first submitted to Alliant Energy for its approval and Alliant Energy has approved such Covered Action in writing in accordance with the provisions of Section 3.4(b).

             (b) Any request for Alliant Energy's approval of a Covered Action shall be submitted in writing to Alliant Energy by notice which shall (i) describe the Covered Action in reasonable detail, and include reasonably sufficient information (including such information as is given or will be given to the WPC and/or Whiting Board of Directors) for Alliant Energy to make a determination pursuant to this Section 3.4(b) and (ii) indicate that such notice is a formal request for Alliant Energy's approval pursuant to this Agreement. WPC shall promptly provide Alliant Energy with all information requested by Alliant Energy which is in the possession of, or reasonably obtainable by, WPC and relates to the Covered Action. Alliant Energy shall in good faith use its commercially reasonable efforts to respond to such request as expeditiously as possible, but shall in no event respond later than ten business days after receipt of such notice (or such later date as WPC and Alliant Energy shall agree).

       Section 3.5 Actions Requiring Supermajority Vote. WPC and Whiting shall not take, or enter into any agreement in writing or otherwise to take, any of the following actions unless such action is first approved by the affirmative vote of at least sixty-six and two-thirds percent of the members of WPC's Board of Directors:

             (a) The approval of WPC's and Whiting's collective annual budget for acquisitions and drilling;

             (b) The creation, incurrence or assumption of any indebtedness for borrowed money of WPC or any subsidiary of WPC in an aggregate amount in excess of the borrowing base under that certain Credit Agreement, dated December 20, 2002, among Whiting, the financial institutions listed therein, Bank One, NA as Administrative Agent, and Wachovia Bank, N.A. as Syndication Agent, as amended from time to time;

             (c) Any acquisition or series of acquisitions by WPC or any subsidiary of WPC, whether by merger, stock acquisition, asset purchase or otherwise, of any business or assets for which the aggregate consideration, including liabilities assumed, exceeds $25 million;

             (d) Any sale or other disposition or series of related sales or dispositions by WPC or any subsidiary of WPC, whether by merger, stock disposition, asset sale or otherwise, of any business or assets for which the greater of the fair market value or the aggregate consideration, including liabilities assumed, to be received by WPC or Whiting exceeds $25 million;

             (e) The approval of WPC's and Whiting's collective annual capital and operating budgets, or any change to such budget involving 15% or more of the total amount of such budget;

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             (f) The entering into of any joint venture outside of the ordinary course of the business of WPC or any subsidiary of WPC not in the ordinary course and that will involve an investment, contribution of assets or obligation of more than $5 million;

             (g) Any increase in excess of 20% in one year to the compensation or benefits payable to any of the officers or directors of WPC or Whiting;

             (h) Any new employment, consulting or similar agreement or any amendment to any existing employment, consulting or similar agreement between WPC or Whiting and any of its officers or directors; or

             (i) Any plan to hedge Whiting's oil and/or natural gas production in excess of 60% of Whiting's then current net monthly sales volume.

                                   ARTICLE IV
                                OTHER AGREEMENTS

       Section 4.1 Registration Rights Agreement. Immediately following the execution and delivery of this Agreement, Alliant Energy, Resources and WPC shall execute and deliver the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement").

       Section 4.2 Tax Separation and Indemnification Agreement. Immediately following the execution and delivery of this Agreement, Alliant Energy, Resources, WPC and Whiting shall execute and deliver the Tax Separation and Indemnification Agreement.

       Section 4.3 Service Agreement. Alliant Energy and Resources agree that, following the consummation of the Exchange, neither WPC nor Whiting shall be required to use any services provided by Alliant Energy or its Affiliates (as defined in Section 8.1). If WPC and/or Whiting request any services to be provided by Alliant Energy or its Affiliates, such services shall be provided pursuant to that certain Services Agreement (Non-Utility Companies), dated May 22, 1998, among Alliant Industries, Inc. (n/k/a Alliant Energy Resources, Inc.), IPC Development Company, Inc. and Alliant Services Company, Inc. (n/k/a Alliant Energy Corporate Services, Inc.) until such time as Alliant Energy beneficially owns less than ten percent (10%) of the outstanding shares of WPC Common Stock.

                                    ARTICLE V
                                  PUHCA MATTERS

       Section 5.1 Compliance with PUHCA. For so long as WPC or Whiting remains a "subsidiary company", as defined under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), of Alliant Energy, WPC agrees that it will, and will cause Whiting and WPC's other direct or indirect subsidiaries to comply with all applicable provisions of PUHCA and all applicable rules, regulations and orders promulgated or issued by the Securities and Exchange Commission (the "SEC") under PUHCA.

       Section 5.2 Energy Asset Investments. Alliant Energy agrees that WPC and Whiting shall collectively be entitled to the use of up to $300 million of the total authority to make

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investments in "energy assets" (as defined in the SEC Omnibus Order, dated
October 3, 2001, relating to Alliant Energy (the "SEC Order")) granted to Alliant Energy pursuant to the SEC Order. Each of Alliant Energy, WPC and Whiting agrees to cooperate with each other and to use its reasonable best efforts to obtain an order from the SEC to the effect set forth in Post-Effective Amendment No. 3 to the Application or Declaration on Form U-1 under PUHCA (File No. 70-9891) filed with the SEC on September __, 2003, which would provide WPC and Whiting authority to invest up to $800 million at any one time outstanding in "energy assets" (including existing investments in "energy assets" of the date of the IPO), provided that such order will not materially decrease Alliant Energy's ability to continue to make limited investments in "energy assets." WPC and Whiting shall be responsible for any and all costs associated with seeking or obtaining such an order.

       Section 5.3 Exemption from PUHCA. Whiting and/or WPC may seek a no-action letter, order or other determination by the SEC or its staff, to the extent available, that Whiting and/or WPC will not be considered a "subsidiary company" of Alliant Energy under PUHCA. At WPC's and/or Whiting's request, Alliant Energy shall cooperate with WPC and Whiting and use its reasonable best efforts to assist WPC and Whiting in obtaining such a determination. WPC and Whiting shall be responsible for any and all costs associated with seeking or obtaining such a determination.

                                   ARTICLE VI
                             EMPLOYEE BENEFIT PLANS

       Section 6.1 Phantom Equity Plan.

             (a) WPC and Whiting hereby represent and warrant to Alliant Energy and Resources that the Whiting Petroleum Corporation Phantom Equity Plan (the "Phantom Plan") has been amended effective prior to the date hereof to provide that any and all issuances of stock pursuant to the Phantom Plan shall be made with shares of WPC Common Stock.

             (b) WPC and Whiting agree (i) to withhold from payments to participants under the Phantom Plan (whether through withholding of shares of WPC Common Stock or cash) all amounts required by law and to pay all such amounts to the Internal Revenue Service or other appropriate federal, state, local or foreign governmental agency and (ii) that any cash payments made pursuant to the Phantom Plan, including but not limited to any payments (A) to participants under the Phantom Plan or (B) to any governmental agencies for taxes payable (including, without limitation, the withholding obligations under clause (i) above) with respect to payments to participants under the Phantom Plan, shall be made by WPC or Whiting.

             (c) WPC and Whiting agree to terminate the Phantom Plan as soon as all payments to participants arising out of the Triggering Event (as defined in the Phantom Plan) caused by the IPO have been made.

                                  ARTICLE VII
                              ACCESS TO INFORMATION

       Section 7.1 Financial Information. For so long as Alliant Energy beneficially owns at least 10% of the outstanding shares of WPC Common Stock, and with respect to any financial

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reporting period during which Alliant Energy beneficially owned at least 10% of the outstanding shares of WPC Common Stock:

             (a) WPC shall provide to Alliant Energy within a mutually agreed upon period after the end of each fiscal quarter and of each fiscal year, the unaudited balance sheet, income statement and statement of cash flows of WPC and its subsidiaries as ofthe end of such period;

             (b) WPC shall provide to Alliant Energy such financial information or documents in the possession of WPC or any of its subsidiaries as Alliant Energy may reasonably request;

             (c) WPC shall provide to Alliant Energy on a monthly basis such management and other periodic reports related to financial information in form and substance consistent with the practice of Whiting as of the date of this Agreement; and

             (d) WPC shall provide Alliant Energy with access to the employees and other advisors of WPC and its subsidiaries who participated in the preparation and review of the financial statements and management and periodic reports provided to Alliant Energy pursuant to this Section 8.1.

       Section 7.2 Audit Rights. WPC shall allow, and shall cause Whiting to allow, on reasonable notice, Alliant Energy or its representatives to audit or review the affairs of WPC or Whiting, including (a) having access to (and taking copies of) the records of WPC and Whiting (and the working papers of their accountants) and (b) having access to the premises of WPC, Whiting or any subsidiary of WPC or Whiting and the ability to consult and discuss matters with the auditors, advisors and management of WPC and Whiting (during normal office hours). WPC and Whiting shall cooperate fully with Alliant Energy and its representatives in connection with any such audit or review. In addition, WPC and Whiting shall use all reasonable efforts to allow the independent accountants of Alliant Energy to audit the working papers of and to assist in any review undertaken by WPC's or Whiting's independent accountants. Alliant Energy shall coordinate its efforts in good faith with, and work with and through, the Audit Committee of WPC's Board of Directors and WPC's or Whiting's internal audit department to accomplish such objectives.

                                  ARTICLE VIII
                                GUARANTEE BY WPC

       Section 8.1 Guarantee. WPC irrevocably and unconditionally guarantees to Alliant Energy and Resources the due performance by Whiting and its Affiliates (as defined below) of their respective covenants, obligations and duties, whether now or hereafter existing, to Alliant Energy and Resources and their respective Affiliates under the Tax Separation and Indemnification Agreement so that in the event Whiting or its Affiliates fail to observe or perform any covenant, obligation or duty on their part to be observed or performed thereunder, WPC will observe and perform that covenant, obligation or duty, as the case may be. "Affiliate", for purposes of this Agreement, means any person or entity that immediately following the IPO or at any time thereafter directly or indirectly controls or is controlled by or is under the common control of the party referred to and includes, without limitation, any subsidiary whose parent owns 50% or more of its voting securities. Notwithstanding the foregoing, for purposes of this

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Agreement, (a) Affiliates of Alliant Energy or Resources shall not include any entities that would not be Affiliates of Alliant Energy or Resources but for Resources owning shares of WPC or an officer or director of Resources or Alliant Energy serving as an officer or director of WPC, and (b) Affiliates of WPC shall not include Alliant Energy, Resources or any Affiliates of Alliant Energy or Resources.

       Section 8.2 No Discharge of Liability. The liability of WPC pursuant to this Article VIII shall not be discharged or affected in any way by (a) the granting of an extension of time or other indulgence or concession to any of Whiting or its Affiliates under the Tax Separation and Indemnification Agreement, (b) any amendment to the Tax Separation and Indemnification Agreement, (c) any compromise, release, abandonment, waiver, variation or relinquishment of the rights of any of Alliant Energy or Resources or their respective Affiliates against any of Whiting or its Affiliates under the Tax Separation and Indemnification Agreement or by any omission to enforce such rights, (d) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any obligation of Whiting or its Affiliates under the Tax Separation and Indemnification Agreement, or (e) any other act, omission, dealing or matter whatsoever (including, without limitation, any change in the certificate of incorporation or bylaws of any of Whiting or its Affiliates or the liquidation, dissolution, reorganization or merger of any of Whiting or its Affiliates) that would or might release WPC from any or all of its obligations under this Article VIII.

       Section 8.3 Term. The guarantee provided under this Article VIII shall be continuing and shall remain in full force and effect until 120 days after the due performance, observance and fulfillment by Whiting and its Affiliates of all of their respective covenants, terms, provisions and conditions contained in the Tax Separation and Indemnification Agreement. Notwithstanding the foregoing, if at any time after the termination of the guarantee provided under this Article VIII pursuant to the preceding sentence, any payment made under the Tax Separation and Indemnification Agreement is rescinded or must be returned or repaid due to the insolvency, bankruptcy or reorganization of any of Whiting or its Affiliates or pursuant to any provision of the Tax Separation and Indemnification Agreement, the guarantee provided under this Article VIII shall be reinstated.

       Section 8.4 No Waiver or Prejudice. The guarantee provided under this
Article VIII is in addition to and shall not waive or prejudice or be waived or prejudiced by any other guarantee, indemnity, security, claim, right or remedy against any third party that any of Alliant Energy or Resources or their respective Affiliates may have for the due performance of the obligations guaranteed hereby, including, without limitation, any rights that any of Alliant Energy or Resources or their respective Affiliates may have against any of WPC or Whiting or any of their respective Affiliates under the Tax Separation and Indemnification Agreement or otherwise at law or equity.

       Section 8.5 Amounts Recoverable. Any amount not paid by Whiting or its Affiliates properly due under the Tax Separation and Indemnification Agreement and not recoverable from WPC on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of Whiting or its Affiliates or any other matter or thing, whether or not known to Alliant Energy or Resources or their respective Affiliates) shall be nevertheless recoverable from WPC on the basis of a full indemnity.

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    Section 8.6  Remedies. WPC shall be deemed to be primarily and jointly and severally liable with Whiting and its Affiliates to observe and perform the covenants, obligations and duties on the respective parts of Whiting and its Affiliates under the Tax Separation and Indemnification Agreement and to indemnify Alliant Energy and Resources and their respective Affiliates in respect of all those matters for which Whiting and its Affiliates are responsible to Alliant Energy and Resources and their respective Affiliates under the Tax Separation and Indemnification Agreement. Alliant Energy and Resources and their respective Affiliates may require WPC to observe and perform all such covenants, obligations and duties as aforesaid and to indemnify Alliant Energy and Resources and their respective Affiliates as aforesaid without first (or ever) taking proceedings against Whiting or its Affiliates or any other persons. WPC waives any right that it may have to require any of Alliant Energy or Resources or their respective Affiliates to proceed against Whiting, its Affiliates or any other person or to exhaust any security held by any of Alliant Energy, Resources, their respective Affiliates or any other person, or to pursue any other remedy in its power.

    Section 8.7 No Subrogation. WPC hereby waives and shall have no right of subrogation with respect to any payment made pursuant to its guarantee under this Article VIII.

    Section 8.8 Waiver of Formalities. WPC hereby waives all presentment, demands for performance, protests, notices of nonperformance, protest, dishonor, amendment or acceptance of the guarantee, and any other formality with respect to any of the obligations of the guarantee under this Article VIII.

                                   ARTICLE IX
                                 INDEMNIFICATION

    Section 9.1  Indemnification of WPC and its Affiliates.

            (a) Alliant Energy and Resources, jointly and severally, shall indemnify and hold WPC, Whiting, their respective officers and directors and each person, if any, who controls WPC or Whiting within the meaning of either
Section 11 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "WPC Indemnified Parties"), harmless from:

                 (i) Any and all losses, liabilities, claims and damages the substance of which are based solely on the information provided by Alliant Energy about Alliant Energy or Resources set forth under the headings "Stock Ownership of Management and Selling Stockholder" and "Relationship with Alliant Energy Corporation" in the Registration Statement on Form S-1 (Registration No. 333-107341) filed with the SEC with respect to the IPO (such Registration Statement, as amended, is hereinafter called the "IPO Registration Statement");

                 (ii) Any losses, liabilities, claims and damages resulting from the breach of any representation, warranty or covenant by Alliant Energy or Resources set forth in this Agreement, the Registration Rights Agreement or the Tax Separation and Indemnification Agreement; and

                 (iii) Any reasonable costs or expenses, including reasonable attorneys' fees and expenses (subject to certain limitations when Alliant Energy is defending the claim in accordance with Section 9.1(c)), of the WPC Indemnified Parties incident to a loss, liability, claim or damage for which the WPC Indemnified Parties are entitled to be indemnified pursuant to Section 9.1(a)(i) or 9.1(a)(ii) above.

               (b) The indemnity obligation under this Section 9.1 shall apply without regard to whether the loss, liability, claim, damage, cost or expense for which indemnity is claimed hereunder was caused by the negligence of any of the WPC Indemnified Parties (whether such negligence be sole, joint or concurrent, active or passive), or whether such loss, liability, claim, damage, cost or expense is based on strict liability, absolute liability or arising as an obligation or contribution.

               (c) After receipt by a WPC Indemnified Party of notice, or a WPC Indemnified Party's actual discovery, of any action, proceeding, claim, demand, or potential claim that could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to as a "WPC Circumstance"), such WPC Indemnified Party shall give Alliant Energy written notice describing the WPC Circumstance in reasonable detail; provided, however, that no delay by such WPC Indemnified Party in notifying Alliant Energy shall relieve Alliant Energy and Resources from any liability or obligation hereunder unless (and then solely to the extent) Alliant Energy's or Resources' position is actually adversely prejudiced. In the event Alliant Energy notifies WPC within fifteen days after such notice that Alliant Energy is assuming the defense thereof, (i) Alliant Energy will defend the WPC Indemnified Parties against the WPC Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to WPC, (ii) the WPC Indemnified Parties may retain separate co-counsel at its or their sole cost and expense (except that Alliant Energy will be responsible for the fees and expenses for the separate co-counsel to the extent WPC reasonably concludes that the counsel Alliant Energy has selected has a conflict of interest), (iii) the WPC Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the WPC Circumstances without the written consent of Alliant Energy and (iv) Alliant Energy will not consent to the entry of any judgment with respect to the WPC Circumstances, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the WPC Indemnified Parties from all liability with respect thereto, without the written consent of WPC. In the event Alliant Energy does not notify WPC within fifteen
(15) days after a WPC Indemnified Party has given notice of the WPC Circumstance that Alliant Energy is assuming the defense thereof, the WPC Indemnified Parties may defend against, or enter into any settlement with respect to, the WPC Circumstance in any manner the WPC Indemnified Parties reasonably may deem appropriate, at Alliant Energy's cost.

             (d) Indemnification under this Section 9.1 shall be in addition to any remedies the WPC Indemnified Parties may have at law or equity; provided, however, that in no event shall Alliant Energy and Resources (considered for this purpose as one entity) be obligated to the WPC Indemnified Parties under this Agreement or otherwise to pay in connection with this Agreement or otherwise any amount in excess of the aggregate net proceeds received by Resources in the IPO.

     Section 9.2 Indemnification of Alliant Energy and Its Affiliates.

             (a) WPC and Whiting, jointly and severally, shall indemnify and hold Alliant Energy and Resources, their respective officers and directors, and each person, if any, who controls Alliant Energy or Resources within the meaning of either Section 11 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Alliant Energy Indemnified Parties"), harmless from:

              (i) Any and all losses, liabilities, claims and damages related to the conduct of the business of WPC and Whiting prior to and after the IPO, except (1) any losses, liabilities, claims or damages arising out of Resources' guarantees to (A) Point Arguello Pipeline Company and its partners of the obligations of Whiting Programs, Inc. under that certain Guaranty Agreement, dated November 30, 1994, (B) Point Arguello Natural Gas Line Company and its partners of the obligations of Whiting Programs, Inc. under that certain Guaranty Agreement, dated November 30, 1994 and (C) Gaviota Gas Plant Company and its partners of the obligations of Whiting Programs, Inc. under that certain Guaranty Agreement, dated November 30, 1994 or (2) any losses, liabilities, claims and damages related to the issuance by Alliant Energy of shares of its common stock in connection with the acquisition by Whiting of Okie Crude Company, Elba Gas Company, Kimble Gas Gathering Company, Okie Energy Company, Keener Energy Company and Golden Gas Production Company;

              (ii) Any and all losses, liabilities, claims and damages related to the IPO or the IPO Registration Statement, including any and all amounts payable by Alliant Energy or Resources pursuant to the indemnification or contribution provisions of the Purchase Agreement, except any losses, liabilities, claims or damages the substance of which are based solely on the information provided by Alliant Energy about Alliant Energy or Resources set forth under the headings "Stock Ownership of Management and Selling Stockholder" and "Relationship with Alliant Energy Corporation" in the IPO Registration Statement;

              (iii) Any losses, liabilities, claims and damages resulting from the breach of any representation, warranty or covenant by WPC or Whiting set forth in this Agreement, the Registration Rights Agreement or the Tax Separation and Indemnification Agreement; and

              (iv) Any reasonable costs or expenses, including reasonable attorneys' fees and expenses (subject to certain limitations when WPC is defending the claim in accordance with Section 9.2(c)), of the Alliant Energy Indemnified Parties incident to a loss, liability, claim or damage for which the Alliant Energy Indemnified Parties are entitled to be indemnified pursuant to Section 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iii) above.

          (b) The indemnity obligation under this Section 9.2 shall apply without regard to whether the loss, liability, claim, damage, cost or expense for which indemnity is claimed hereunder was caused by the negligence of any of the Alliant Energy Indemnified Parties (whether such negligence be sole, joint or concurrent, active or passive), or whether such loss, liability, claim, damage, cost or expense is based on strict liability, absolute liability or arising as an obligation or contribution.

          (c) After receipt by an Alliant Energy Indemnified Party of notice, or an Alliant Energy Indemnified Party's actual discovery, of any action, proceeding, claim, demand, or potential claim that could give rise to a right to indemnification pursuant to any provision of this

Agreement (any of which is individually referred to as an "Alliant Energy Circumstance"), such Alliant Energy Indemnified Party shall give WPC written notice describing the Alliant Energy Circumstance in reasonable detail; provided, however, that no delay by such Alliant Energy Indemnified Party in notifying WPC shall relieve WPC or Whiting from any liability or obligation hereunder unless (and then solely to the extent) WPC's or Whiting's position is actually adversely prejudiced. In the event WPC notifies such Alliant Energy Indemnified Party within fifteen (15) days after such notice that WPC is assuming the defense thereof, (i) WPC will defend the Alliant Energy Indemnified Parties against the Alliant Energy Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to Alliant Energy, (ii) the Alliant Energy Indemnified Parties may retain separate co-counsel at its or their sole cost and expense (except that WPC will be responsible for the fees and expenses for the separate co-counsel to the extent Alliant Energy reasonably concludes that the counsel WPC has selected has a conflict of interest), (iii) the Alliant Energy Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Alliant Energy Circumstances without the written consent of WPC and (iv) WPC will not consent to the entry of any judgment with respect to the Alliant Energy Circumstances, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Alliant Energy Indemnified Parties from all liability with respect thereto, without the written consent of Alliant Energy. In the event WPC does not notify Alliant Energy within fifteen
(15) days after an Alliant Energy Indemnified Party has given notice of the Alliant Energy Circumstance that WPC is assuming the defense thereof, the Alliant Energy Indemnified Parties may defend against, or enter into any settlement with respect to, the Alliant Energy Circumstance in any manner the Alliant Energy Indemnified Parties reasonably may deem appropriate, at WPC's cost.

             (d) Indemnification under this Section 9.2 shall be in addition to any remedies the Alliant Energy Indemnified Parties may have at law or equity.

     Section 9.3 Contribution. If the indemnification provided for in this
Article IX from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Article IX, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. No party shall be liable for contribution with respect to any action or claim settled without its written consent, which consent shall not be unreasonably withheld.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.3 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (with the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Expenses of IPO. Alliant Energy shall pay all of the fees and expenses incurred by Alliant Energy or WPC in connection with the registration and sale of shares of WPC Common Stock in the IPO, including all underwriting discounts and commissions applicable to the sale of the shares of WPC Common Stock to be sold by Resources in the IPO and including all fees and expenses that are identified in Part II of the IPO Registration Statement; provided, however, that WPC shall pay all legal, accounting and advisory fees that relate to the ongoing business of WPC or Whiting and that were requested by WPC and/or Whiting.

     Section 10.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand or mail, (b) when transmitted by facsimile, with confirmation of receipt, or (c) one business day after being sent by Express Mail, Federal Express or other express delivery service with next day delivery, to the addressee at the following address or facsimile number (or to such other address or facsimile number as a party may specify from time to time by notice hereunder):

     If to Alliant Energy or Resources:

            Alliant Energy Corporation
            4902 North Biltmore Lane
            Madison, Wisconsin 53718
            Attn: Thomas L. Hanson
            Facsimile No.: (608) 458-4824

     with copies to:

            Alliant Energy Corporation
            4902 North Biltmore Lane
            Madison, Wisconsin 53718
            Attn: Barbara J. Swan, Esq.
            Facsimile No.: (608) 458-0143

            Alliant Energy Resources, Inc.
            1086 Cedar Woods Road
            Cedar Rapids, Iowa 52403
            Attn: Thomas L. Aller
            Facsimile No.: (319) 786-7720

             Foley & Lardner
             777 East Wisconsin Avenue, Suite 3800
             Milwaukee, Wisconsin  53202
             Attn: Benjamin F. Garmer, III, Esq.
             Facsimile No.: (414) 297-4900

       If to WPC or Whiting:

             Whiting Petroleum Corporation
             1700 Broadway, Suite 2300
             Denver, Colorado 80290
             Attn: James J. Volker
             Facsimile No.: (303) 861-4023

       With a copy to:

             Welborn Sullivan Meck & Tooley, P.C.
             821 17/th/ Street, Suite 500
             Denver, Colorado 80202
             Attn: Kendor P. Jones, Esq.
             Facsimile No.: (303) 832-2366

       Section 10.3 Entire Agreement. This Agreement, together with the Registration Rights Agreement and the Tax Separation and Indemnification Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings between them, and may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto.

       Section 10.4 Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

       Section 10.5 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon Alliant Energy, Resources, WPC and Whiting and their respective permitted successors and assigns and may not be assigned in whole or in part by either of them without the prior written consent of the other parties, and any such attempted assignment without such consent shall be null and void, except that Alliant Energy or Resources may assign its rights hereunder to an Affiliate of Alliant Energy without the prior written consent of WPC or its permitted successors or assigns.

       Section 10.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

       Section 10.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       Section 10.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without reference to the choice of law principles thereof.

       Section 10.9 Third Parties. Except as provided in Article IX hereof with respect to the WPC Indemnified Parties and the Alliant Energy Indemnified Parties, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their Affiliates and respective permitted successors and assigns.

       Section 10.10 Headings. The Article and Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such Articles and Sections and shall be given no effect in the construction or interpretation of this Agreement. The term "including" or "include" shall mean "including, without limitation," and the subsequent listing of any matters shall in no event be construed to limit or narrow the breadth of the preceding clause or matter. Any reference to an Article or Section herein shall be deemed to be a reference to that Article or Section hereof.

       Section 10.11 Rules of Construction. Each of Alliant Energy, Resources, WPC and Whiting agree that (a) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement, and (b) no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstances shall be used in interpreting or construing this Agreement.

       Section 10.12 Injunctions. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         ALLIANT ENERGY CORPORATION



                         By   _________________________________________
                              Name:  _______________________________
                              Title: _______________________________



                         ALLIANT ENERGY RESOURCES, INC.



                         By   _________________________________________
                              Name:  _______________________________
                              Title: _______________________________



                         WHITING PETROLEUM CORPORATION



                         By   _________________________________________
                              Name:  _______________________________
                              Title: _______________________________



                         WHITING OIL AND GAS CORPORATION



                         By   _________________________________________
                              Name:  _______________________________
                              Title: _______________________________

                                    EXHIBIT B
                                  FORM OF NOTE

$________________                                              ___________, 2003

         FOR VALUE RECEIVED, Whiting Petroleum Corporation, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of Alliant Energy Resources, Inc., a Wisconsin corporation ("Resources"), or its assignees, without setoff or counterclaim, the principal sum of ________ Million Dollars ($_____________), payable on ____________.

         The unpaid principal balance hereof shall bear interest, payable on ____________, computed a rate of 5% per annum. Interest shall be calculated by the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360. All principal, interest and other amounts unpaid after Default (as defined below) shall bear interest, payable on demand, computed at a rate equal to 2% per annum plus the rate otherwise payable hereunder.

         All amounts payable on this note shall be payable in lawful money of the United States of America in immediately available funds to such account of Resources as Resources may designate, free and clear of, and without deduction for or on account of, any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all liabilities with respect thereto.

         This Note may be prepaid in full or in part at any time without premium or penalty. All such prepayments shall be applied against the final principal payment hereof due at maturity.

         Borrower grants to Resources a security interest and lien in any credit balance or other money now or hereafter owed Borrower by Resources, and agrees that Resources may, at any time and without notice or demand, set off against any such credit balance or other money any amount unpaid under this note, whether or not due.

         Without affecting the liability of any maker, endorser, surety or guarantor, the holder may, from time to time and without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for payment of this note, or agree not to sue any party liable on it.

         If any payment is not made when due or if the holder shall in good faith deem itself insecure (in each case, a "Default"), the unpaid balance of this Note shall, at the option of the holder and without notice or demand, mature and become immediately payable.

         This Note is the "Note" referred to in, and is issued by the Borrower under, that certain Master Separation Agreement, dated as of ________, 2003, among the Borrower, Resources, Whiting Oil and Gas Corporation and Alliant Energy Corporation (the "Master Separation Agreement").

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

         The Borrower hereby agrees to indemnify the holder hereof against any loss, cost or expense incurred by such holder in connection with the enforcement of any and all rights pertaining to this Note, including, without limitation, all court costs, reasonable attorneys' fees and other costs of collection. No delay on the part of the holder hereof in exercising any of its options, powers or rights, or any partial or single exercise thereof, shall constitute a waiver thereof.

         This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to choice of law or conflicts of laws principles.

                                       WHITING PETROLEUM CORPORATION

                                       By:________________________________
                                       Name: _____________________________
                                       Title: ____________________________

                                      -2-